CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-158546 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 13, 2012 on the financial statements of each of the investment divisions of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company and our report dated February 29, 2012 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus, which is also part of such Registration Statement, and the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 26, 2012